Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $42.6 Million, or $1.24 Per Diluted Share, for Fourth Quarter 2023;
Earns $183.6 Million in Net Income, or $5.33 Per Diluted Share, for the Full Year of 2023;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - January 18, 2024 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $42.6 million, or $1.24 per diluted share, for the fourth quarter of 2023, a 7% decrease compared to $45.9 million, or $1.33 per diluted share, for the preceding quarter and a 22% decrease compared to $54.4 million, or $1.58 per diluted share, for the fourth quarter of 2022. Net interest income was $138.4 million in the fourth quarter of 2023, compared to $141.8 million in the preceding quarter and $159.1 million in the fourth quarter a year ago. The decrease in net interest income compared to the preceding quarter and prior year quarter reflects an increase in funding costs, partially offset by an increase in yields on earning assets. Banner’s fourth quarter 2023 results include a $4.8 million net loss on the sale of securities, compared to a $2.7 million net loss on the sale of securities in the preceding quarter and a $3.7 million net loss on the sale of securities in the fourth quarter of 2022. Banner’s fourth quarter 2023 results also include a $2.5 million provision for credit losses, compared to a $2.0 million provision for credit losses in the preceding quarter and a $6.7 million provision for credit losses in the fourth quarter of 2022. Net income was $183.6 million, or $5.33 per diluted share, for the year ended December 31, 2023, compared to net income of $195.4 million, or $5.67 per diluted share, for the year ended December 31, 2022. Banner’s results for the year ended 2023 include a $10.8 million provision for credit losses, a $19.2 million net loss on the sale of securities and a $4.2 million net decrease in the fair value adjustments on financial instruments carried at fair value, compared to a $10.4 million provision for credit losses, a $3.2 million net loss on the sale of securities and an $807,000 net increase in the fair value adjustments on financial instruments carried at fair value during the same period in 2022.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share. The dividend will be payable February 16, 2024, to common shareholders of record on February 7, 2024.
“Our super community bank business strategy of emphasizing a moderate risk profile and strong relationship banking, continues to provide stable operating performance and has positioned the Company well to weather recent market headwinds,” said Mark Grescovich, President and CEO. “Banner’s performance for the fourth quarter of 2023 benefited from strong loan growth and higher yields on interest-earning assets. However, the continued higher interest rate environment and its effect on funding costs resulted in moderate compression in our net interest margin during the quarter. We continue to maintain very strong credit quality metrics and a solid reserve for potential loan losses. Additionally, we continue to benefit from a strong core deposit base, with core deposits representing 89% of total deposits at quarter end. Banner’s overarching goals continue to be to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide a consistent and reliable source of commerce and capital through all economic cycles and change events.”
At December 31, 2023, Banner, on a consolidated basis, had $15.67 billion in assets, $10.66 billion in net loans and $13.03 billion in deposits. Banner operates 135 full service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Fourth Quarter 2023 Results
January 18, 2024

Fourth Quarter 2023 Highlights
•Revenues were $152.5 million for the fourth quarter of 2023, compared to $154.4 million in the preceding quarter, and $172.1 million in the fourth quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $157.1 million in the fourth quarter of 2023, compared to $157.7 million in the preceding quarter and $175.7 million in the fourth quarter a year ago.
•Net interest income was $138.4 million in the fourth quarter of 2023, compared to $141.8 million in the preceding quarter and $159.1 million in the fourth quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 3.83%, compared to 3.93% in the preceding quarter and 4.23% in the fourth quarter a year ago.
•Mortgage banking operations revenue was $5.4 million for the fourth quarter of 2023, compared to $2.0 million in the preceding quarter and $2.3 million in the fourth quarter a year ago.
•Return on average assets was 1.09%, compared to 1.17% in the preceding quarter and 1.34% in the fourth quarter a year ago.
•Net loans receivable increased 2% to $10.66 billion at December 31, 2023, compared to $10.46 billion at September 30, 2023, and increased 7% compared to $10.01 billion at December 31, 2022.
•Non-performing assets were $30.1 million, or 0.19% of total assets, at December 31, 2023, compared to $26.8 million, or 0.17% of total assets at September 30, 2023, and $23.4 million, or 0.15% of total assets, at December 31, 2022.
•The allowance for credit losses - loans was $149.6 million, or 1.38% of total loans receivable, as of December 31, 2023, compared to $147.0 million, or 1.38% of total loans receivable as of September 30, 2023 and $141.5 million, or 1.39% of total loans receivable as of December 31, 2022.
•Total deposits decreased to $13.03 billion at December 31, 2023, compared to $13.17 billion at September 30, 2023 and $13.62 billion at December 31, 2022. Core deposits represented 89% of total deposits at December 31, 2023.
•Banner Bank’s estimated uninsured deposits were approximately 31% of total deposits at both December 31, 2023 and September 30, 2023.
•Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and affiliate deposits, were approximately 28% of total deposits at both December 31, 2023 and September 30, 2023.
•Available borrowing capacity was $4.65 billion at December 31, 2023, compared to $4.62 billion at September 30, 2023.
•On-balance sheet liquidity was $2.93 billion at December 31, 2023, compared to $2.86 billion at September 30, 2023.
•Dividends paid to shareholders were $0.48 per share in the quarter ended December 31, 2023.
•Common shareholders’ equity per share increased 9% to $48.12 at December 31, 2023, compared to $44.27 at the preceding quarter end, and increased 13% from $42.59 at December 31, 2022.
•Tangible common shareholders’ equity per share* increased 12% to $37.09 at December 31, 2023, compared to $33.22 at the preceding quarter end, and increased 18% from $31.41 at December 31, 2022.

*Non-GAAP (Generally Accepted Accounting Principles) measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $138.4 million in the fourth quarter of 2023, compared to $141.8 million in the preceding quarter and $159.1 million in the fourth quarter a year ago. Net interest margin on a tax equivalent basis was 3.83% for the fourth quarter of 2023, a ten basis-point decrease compared to 3.93% in the preceding quarter and a 40 basis-point decrease compared to 4.23% in the fourth quarter a year ago. Net interest margin for the current quarter was impacted by an increase in funding costs due to an increase in the percentage of deposits being interest bearing and a large mix of higher cost retail CDs, partially offset by a decrease in FHLB advances and increased yields on loans due to the benefit of variable rate interest-earning loans repricing for the first time since the start of the rising rate environment.
Average yields on interest-earning assets increased 12 basis points to 5.06% for the fourth quarter of 2023, compared to 4.94% for the preceding quarter and increased 66 basis points compared to 4.40% in the fourth quarter a year ago. Average loan yields increased 12 basis points to 5.77% compared to 5.65% in the preceding quarter and increased 63 basis points compared to 5.14% in the fourth quarter a year ago. The increase in average yields on interest-earning assets, particularly loans, during the current quarter reflects the benefit of variable rate interest-earning assets repricing higher, as well as new loans being originated at higher interest rates. Total deposit costs were 1.18% in the fourth quarter of 2023, which was a 24 basis-point increase compared to the preceding quarter and a 108 basis-point increase compared to the fourth quarter a year ago. The increase in the costs of deposits was due to an increase in the mix of higher cost retail CDs as well as a larger percentage of core deposits being in interest bearing accounts. The average rate paid on borrowings was 4.77% in the fourth quarter of 2023, a 13 basis-point increase compared to 4.64% in the preceding quarter and a 223 basis-point increase compared to 2.54% in the fourth quarter a year ago. The total cost of funding liabilities was 1.31% during the fourth quarter of 2023, a 23 basis-point increase compared to 1.08% in the preceding quarter and a 113 basis-point increase compared to 0.18% in the fourth quarter a year ago.

BANR - Fourth Quarter 2023 Results
January 18, 2024

A $2.5 million provision for credit losses was recorded in the current quarter (comprised of a $3.8 million provision for credit losses - loans, a $526,000 recapture of provision for credit losses - unfunded loan commitments, a $750,000 recapture of provision for credit losses - available for sale securities and a $23,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $2.0 million provision for credit losses in the prior quarter (comprised of a $2.9 million provision for credit losses - loans, a $346,000 provision for credit losses - unfunded loan commitments, a $1.3 million recapture of provision for credit losses - available for sale securities and a $12,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $6.7 million provision for credit losses in the fourth quarter a year ago (comprised of a $6.0 million provision for credit losses - loans, a $680,000 provision for credit losses - unfunded loan commitments and a $19,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflects the increasing loan balances and the higher net loan charge-offs, partially offset by an increase in the trading price of bank subordinated debt investments. The provision for credit losses for the preceding quarter primarily reflected increased loan balances and unfunded loan commitments, partially offset by an increase in the trading price on bank subordinated debt investments.
Total non-interest income was $14.1 million in the fourth quarter of 2023, compared to $12.7 million in the preceding quarter and $13.1 million in the fourth quarter a year ago. The increase in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $3.3 million increase in mortgage banking operations revenue and a $793,000 increase in the fair value adjustments on financial instruments carried at fair value during the current quarter, partially offset by a $1.4 million decrease in deposit fees and other service charges and a $2.1 million increase in the net loss recognized on the sale of securities. The increase in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $3.1 million increase in mortgage banking operations revenue, partially offset by a $1.3 million decrease in deposit fees and other service charges and a $1.1 million increase in the net loss recognized on the sale of securities. Total non-interest income was $44.4 million for the year ended December 31, 2023, compared to $75.3 million for the same period a year earlier.
Mortgage banking operations revenue, including gains on one- to four-family and multifamily loan sales and loan servicing fees, was $5.4 million in the fourth quarter of 2023, compared to $2.0 million in the preceding quarter and $2.3 million in the fourth quarter a year ago. The increase from the preceding quarter and the fourth quarter of 2022 primarily reflects the reversal of the lower of cost or market adjustment on multifamily loans held for sale recognized during the current period due to the transfer of $43.5 million of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023. In addition, the volume of one- to four-family loans sold during the current quarter increased compared to the prior year quarter, although overall volumes remained low due to reduced refinancing and purchase activity amid rising interest rates. The increase in volume of one- to four-family loans sold during the current quarter compared to the prior year quarter was partially offset by a decrease in the gain on sale margin of one- to four-family loans sold. Home purchase activity accounted for 92% of one- to four-family mortgage loan originations in the fourth quarter of 2023, compared to 90% in both the preceding quarter and in the fourth quarter of 2022. For the fourth quarter of 2023, mortgage banking operations revenue included a $3.5 million lower of cost or market upward adjustment on multifamily loans held for sale, attributed to the transfer of $43.5 million of multifamily loans from held for sale to the held for investment portfolio. For the third quarter of 2023, we recorded a $456,000 lower of cost or market downward adjustment on multifamily loans held for sale, driven by increases in market interest rates. During the fourth quarter of 2022, a $723,000 lower of cost or market upward adjustment was recorded due to the transfer of a pool of multifamily loans held for sale to held for investment portfolio loans, partially offset by a negative fair value adjustment on multifamily loans held for sale.
Fourth quarter 2023 non-interest income included a $139,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and limited partnership investments, and a $4.8 million net loss on the sale of securities. In the preceding quarter, non-interest income included a $654,000 net loss for fair value adjustments and a $2.7 million net loss on the sale of securities. In the fourth quarter a year ago, non-interest income included a $157,000 net gain for fair value adjustments and a $3.7 million net loss on the sale of securities.
Total revenue decreased 1% to $152.5 million for the fourth quarter of 2023, compared to $154.4 million in the preceding quarter, and decreased 11% compared to $172.1 million in the fourth quarter of 2022. Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $157.1 million in the fourth quarter of 2023, compared to $157.7 million in the preceding quarter and $175.7 million in the fourth quarter a year ago. Total revenue was $620.4 million for the year ended December 31, 2023, compared to $628.4 million for the year ended December 31, 2022. Adjusted revenue* was $643.9 million for the year ended December 31, 2023, compared to $623.1 million for the year ended December 31, 2022.
Total non-interest expense was $96.6 million in the fourth quarter of 2023, compared to $95.9 million in the preceding quarter and $99.0 million in the fourth quarter of 2022. The increase in non-interest expense for the current quarter compared to the prior quarter primarily reflects a $627,000 decrease in capitalized loan origination costs, a $478,000 increase in occupancy and equipment expense, a $916,000 increase in payment and card processing services expense, and a $430,000 increase in REO operations, partially offset by a $980,000 decrease in salary and employee benefits expense, primarily due to decreases in severance expenses, and a $775,000 decrease in professional and legal expense. The prior quarter included $996,000 of Banner Forward expenses related to the consolidation of two branch locations, as well as expenses related to the discontinuation of the Multifamily Originated for Sale business line due to the continued lack of an active secondary market for originated for sale multifamily loans. The decrease in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects decreases in occupancy and equipment expense and professional and legal expense, partially offset by a decrease in capitalized loan origination costs and increases in payment and card processing services expense and deposit insurance expense. The prior year quarter included a $3.5 million accrual related to a potential settlement of a pending litigation matter. For the year ended December 31, 2022, total non-interest expense was $382.5 million, compared to $377.3 million for the year ended December 31, 2022. Banner’s efficiency ratio was 63.37% for the fourth quarter of 2023, compared to 62.10% in the preceding quarter and 57.52% in the same quarter a year ago. Banner’s adjusted efficiency ratio* was 60.04% for the fourth quarter of 2023, compared to 59.00% in the preceding quarter and 54.43% in the year ago quarter.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2023 Results
January 18, 2024

Federal and state income tax expense totaled $10.7 million for the fourth quarter of 2023 resulting in an effective tax rate of 20.1%, reflecting the benefits from tax exempt income. Banner’s statutory income tax rate for the quarter ended December 31, 2023, was 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.
Balance Sheet Review
Total assets increased to $15.67 billion at December 31, 2023, compared to $15.51 billion at September 30, 2023, and decreased from $15.83 billion at December 31, 2022. The total of securities and interest-bearing deposits held at other banks totaled $3.48 billion at December 31, 2023, compared to $3.44 billion at September 30, 2023 and $4.28 billion at December 31, 2022. The decrease compared to the prior year quarter was primarily due to reverse repurchase agreements maturing during the first six months of 2023 and the sale of securities. The average effective duration of the securities portfolio was approximately 6.5 years at both December 31, 2023 and 2022.
Total loans receivable increased to $10.81 billion at December 31, 2023, compared to $10.61 billion at September 30, 2023, and $10.15 billion at December 31, 2022. One- to four-family residential loans increased 6% to $1.52 billion at December 31, 2023, compared to $1.44 billion at September 30, 2023, and increased 29% compared to $1.17 billion at December 31, 2022. The increase in one- to four-family residential loans was the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new production. Multifamily real estate loans increased 6% to $811.2 million at December 31, 2023, compared to $766.6 million at September 30, 2023, and increased 26% compared to $645.1 million at December 31, 2022. The increase in multifamily loans was the result of the transfer of $43.5 million of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023; when compared to the prior year quarter the primary driver for the increase was the conversion of affordable housing construction loans to the multifamily portfolio upon the completion of the construction phase. Agricultural business loans decreased 1% to $331.1 million at December 31, 2023, compared to $334.6 million at September 30, 2023, primarily due to operating line paydowns and increased 12% compared to $295.1 million at December 31, 2022, primarily due to new loan production and advances on agricultural lines of credit.
Loans held for sale were $11.2 million at December 31, 2023, compared to $54.2 million at September 30, 2023, and $56.9 million at December 31, 2022. One- to four- family residential mortgage loans sold totaled $65.6 million in the current quarter, compared to $87.3 million in the preceding quarter and $39.3 million in the fourth quarter a year ago. The decrease in loans held for sale during the current quarter was due to the previously mentioned transfer of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023; there were no multifamily loans held for sale at December 31, 2023.
Total deposits decreased to $13.03 billion at December 31, 2023, compared to $13.17 billion at September 30, 2023 and $13.62 billion a year ago. The decline in deposits from a year ago was primarily due to interest rate sensitive clients shifting a portion of their non-operating deposit balances to higher yielding investments. Non-interest-bearing account balances decreased 8% to $4.79 billion at December 31, 2023, compared to $5.20 billion at September 30, 2023, and decreased 22% compared to $6.18 billion at December 31, 2022. Core deposits were 89% of total deposits at both December 31, 2023 and September 30, 2023 and were 95% of total deposits at December 31, 2022. Certificates of deposit increased 1% to $1.48 billion at December 31, 2023, compared to $1.46 billion at September 30, 2023, and increased 104% compared to $723.5 million a year earlier. The increase in certificates of deposit during the current quarter compared to the preceding quarter and fourth quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposit. The increase in certificates of deposit from the fourth quarter a year ago was also due to a $108.1 million increase in brokered deposits.
Banner Bank’s estimated uninsured deposits were $4.08 billion or 31% of total deposits at December 31, 2023, compared to $4.08 billion or 31% of total deposits at September 30, 2023. The uninsured deposit calculation includes $305.3 million and $300.2 million of collateralized public deposits at December 31, 2023 and September 30, 2023, respectively. Uninsured deposits also include cash held by the holding company of $108.2 million and $97.8 million at December 31, 2023 and September 30, 2023, respectively. Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and cash held at the holding company, were 28% of total deposits at both December 31, 2023 and September 30, 2023.
Banner had $323.0 million of FHLB borrowings at December 31, 2023, compared to $140.0 million at September 30, 2023 and $50.0 million a year ago. At December 31, 2023, Banner’s off-balance sheet liquidity included additional borrowing capacity of $2.97 billion at the FHLB and $1.56 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
Subordinated notes, net of issuance costs, were $92.9 million at December 31, 2023 compared to $92.7 million at September 30, 2023 and $98.9 million at December 31, 2022. The decrease in subordinated notes from the prior year was due to Banner Bank’s purchase of $6.5 million of Banner’s subordinated debt during the second quarter of 2023.
At December 31, 2023, total common shareholders’ equity was $1.65 billion, or 10.55% of total assets, compared to $1.52 billion or 9.81% of total assets at September 30, 2023, and $1.46 billion or 9.20% of total assets at December 31, 2022. The increase in total common shareholders’ equity at December 31, 2023 compared to September 30, 2023 was primarily due to a $103.8 million decrease in accumulated other comprehensive loss, primarily due to an increase in the fair value of the security portfolio as a result of a decrease in market interest rates during the fourth quarter of 2023 and by a $26.0 million increase in retained earnings as a result of $42.6 million in net income, offset by the accrual of $16.7 million of cash dividends during the fourth quarter of 2023. The increase in total common shareholders’ equity from December 31, 2022 reflects a $116.9 million increase in retained earnings and a $73.6 million decrease in accumulated other comprehensive loss, primarily due to an increase in the fair value of the security portfolio as a result of a decrease in interest rates during the fourth quarter of 2023, and the sale of securities during 2023. At December 31, 2023, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.27 billion, or 8.33% of tangible assets*, compared to $1.14 billion, or 7.54% of tangible assets, at September 30, 2023, and $1.07 billion, or 6.95% of tangible assets, a year ago.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2023 Results
January 18, 2024

Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At December 31, 2023, Banner’s estimated common equity Tier 1 capital ratio was 11.97%, its estimated Tier 1 leverage capital to average assets ratio was 10.56%, and its estimated total capital to risk-weighted assets ratio was 14.58%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $149.6 million, or 1.38% of total loans receivable and 506% of non-performing loans, at December 31, 2023, compared to $147.0 million, or 1.38% of total loans receivable and 560% of non-performing loans, at September 30, 2023, and $141.5 million, or 1.39% of total loans receivable and 615% of non-performing loans, at December 31, 2022. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $14.5 million at December 31, 2023, compared to $15.0 million at September 30, 2023, and $14.7 million at December 31, 2022. Net loan charge-offs totaled $1.1 million in the fourth quarter of 2023, compared to net loan charge-offs of $663,000 in the preceding quarter and net loan charge-offs of $496,000 in the fourth quarter a year ago. Non-performing loans were $29.6 million at December 31, 2023, compared to $26.3 million at September 30, 2023, and $23.0 million a year ago.
Substandard loans were $125.4 million at December 31, 2023, compared to $124.5 million at September 30, 2023, and $137.2 million a year ago. The decrease from the comparable quarter a year ago primarily reflect risk rating upgrades as well as the payoff of substandard loans.
Total non-performing assets were $30.1 million, or 0.19% of total assets, at December 31, 2023, compared to $26.8 million, or 0.17% of total assets, at September 30, 2023, and $23.4 million, or 0.15% of total assets, a year ago.
Conference Call
Banner will host a conference call on Friday January 19, 2024, at 8:00 a.m. PDT, to discuss its fourth quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 238589 to participate in the call. A replay will be available for one week at (866) 813-9403 using access code 197139 or at www.bannerbank.com.
About the Company
Banner Corporation is a $15.67 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Fourth Quarter 2023 Results
January 18, 2024

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth, or increased political instability due to acts of war; (2) changes in the interest rate environment, including the recent increases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (7) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (8) competitive pressures among depository institutions; (9) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (10) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (11) fluctuations in real estate values; (12) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (13) the ability to access cost-effective funding; (14) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (15) changes in financial markets; (16) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (17) the costs, effects and outcomes of litigation; (18) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (19) changes in accounting principles, policies or guidelines; (20) future acquisitions by Banner of other depository institutions or lines of business; (21) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (22) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (23) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (24) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Fourth Quarter 2023 Results
January 18, 2024

RESULTS OF OPERATIONS	Quarters Ended			Year Ended
(in thousands except shares and per share data)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
INTEREST INCOME:
Loans receivable	$154,532	$149,254	$129,450	$577,891	$450,916
Mortgage-backed securities	17,398	17,691	19,099	72,352	67,585
Securities and cash equivalents	11,808	12,119	17,009	51,329	54,068
Total interest income	183,738	179,064	165,558	701,572	572,569
INTEREST EXPENSE:
Deposits	39,342	31,001	3,623	100,126	10,124
Federal Home Loan Bank (FHLB) advances	1,870	2,233	198	10,524	489
Other borrowings	1,125	1,099	132	3,376	377
Subordinated debt	2,992	2,965	2,534	11,541	8,400
Total interest expense	45,329	37,298	6,487	125,567	19,390
Net interest income	138,409	141,766	159,071	576,005	553,179
PROVISION FOR CREDIT LOSSES	2,522	2,027	6,704	10,789	10,364
Net interest income after provision for credit losses	135,887	139,739	152,367	565,216	542,815
NON-INTEREST INCOME:
Deposit fees and other service charges	9,560	10,916	10,821	41,638	44,459
Mortgage banking operations	5,391	2,049	2,311	11,817	10,834
Bank-owned life insurance	2,609	2,062	2,120	9,245	7,794
Miscellaneous	1,159	942	1,382	5,169	6,805
	18,719	15,969	16,634	67,869	69,892
Net loss on sale of securities	(4,806)	(2,657)	(3,721)	(19,242)	(3,248)
Net change in valuation of financial instruments carried at fair value	139	(654)	157	(4,218)	807
Gain on sale of branches, including related deposits	—	—	—	—	7,804
Total non-interest income	14,052	12,658	13,070	44,409	75,255
NON-INTEREST EXPENSE:
Salary and employee benefits	60,111	61,091	60,309	244,563	242,266
Less capitalized loan origination costs	(3,871)	(4,498)	(4,877)	(16,257)	(24,313)
Occupancy and equipment	12,200	11,722	13,506	47,886	52,018
Information and computer data services	7,098	7,118	6,535	28,445	25,986
Payment and card processing services	6,088	5,172	5,109	20,547	21,195
Professional and legal expenses	2,267	3,042	6,328	9,830	14,005
Advertising and marketing	1,686	1,362	1,350	4,794	3,959
Deposit insurance	2,926	2,874	1,739	10,529	6,649
State and municipal business and use taxes	1,372	1,359	1,304	5,260	4,693
Real estate operations, net	47	(383)	28	(538)	(104)
Amortization of core deposit intangibles	858	857	1,215	3,756	5,279
Loss on extinguishment of debt	—	—	—	—	793
Miscellaneous	5,839	6,175	6,467	23,723	24,869
Total non-interest expense	96,621	95,891	99,013	382,538	377,295
Income before provision for income taxes	53,318	56,506	66,424	227,087	240,775
PROVISION FOR INCOME TAXES	10,694	10,652	12,044	43,463	45,397
NET INCOME	$42,624	$45,854	$54,380	$183,624	$195,378
Earnings per common share:
Basic	$1.24	$1.33	$1.59	$5.35	$5.70
Diluted	$1.24	$1.33	$1.58	$5.33	$5.67
Cumulative dividends declared per common share	$0.48	$0.48	$0.44	$1.92	$1.76
Weighted average number of common shares outstanding:
Basic	34,381,780	34,379,865	34,226,162	34,344,142	34,264,322
Diluted	34,472,155	34,429,726	34,437,151	34,450,412	34,459,922
Increase (decrease) in common shares outstanding	2,420	1,322	2,259	154,351	(58,614)

BANR - Fourth Quarter 2023 Results
January 18, 2024

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$209,634	$207,171	$198,154	1.2%	5.8%
Interest-bearing deposits	44,830	44,535	44,908	0.7%	(0.2)%
Total cash and cash equivalents	254,464	251,706	243,062	1.1%	4.7%
Securities - trading	—	25,268	28,694	(100.0)%	(100.0)%
Securities - available for sale, amortized cost $2,729,980, $2,774,972 and $3,218,777, respectively	2,373,783	2,287,993	2,789,031	3.7%	(14.9)%
Securities - held to maturity, fair value $907,514, $853,653 and $942,180, respectively	1,059,055	1,082,156	1,117,588	(2.1)%	(5.2)%
Total securities	3,432,838	3,395,417	3,935,313	1.1%	(12.8)%
FHLB stock	24,028	15,600	12,000	54.0%	100.2%
Securities purchased under agreements to resell	—	—	300,000	nm	(100.0)%
Loans held for sale	11,170	54,158	56,857	(79.4)%	(80.4)%
Loans receivable	10,810,455	10,611,417	10,146,724	1.9%	6.5%
Allowance for credit losses – loans	(149,643)	(146,960)	(141,465)	1.8%	5.8%
Net loans receivable	10,660,812	10,464,457	10,005,259	1.9%	6.6%
Accrued interest receivable	63,100	61,040	57,284	3.4%	10.2%
Property and equipment, net	132,231	136,504	138,754	(3.1)%	(4.7)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	5,684	6,542	9,440	(13.1)%	(39.8)%
Bank-owned life insurance	304,366	303,347	297,565	0.3%	2.3%
Operating lease right-of-use assets	43,731	43,447	49,283	0.7%	(11.3)%
Other assets	364,846	402,541	355,493	(9.4)%	2.6%
Total assets	$15,670,391	$15,507,880	$15,833,431	1.0%	(1.0)%
LIABILITIES
Deposits:
Non-interest-bearing	$4,792,369	$5,197,854	$6,176,998	(7.8)%	(22.4)%
Interest-bearing transaction and savings accounts	6,759,661	6,518,385	6,719,531	3.7%	0.6%
Interest-bearing certificates	1,477,467	1,458,313	723,530	1.3%	104.2%
Total deposits	13,029,497	13,174,552	13,620,059	(1.1)%	(4.3)%
Advances from FHLB	323,000	140,000	50,000	130.7%	546.0%
Other borrowings	182,877	188,440	232,799	(3.0)%	(21.4)%
Subordinated notes, net	92,851	92,748	98,947	0.1%	(6.2)%
Junior subordinated debentures at fair value	66,413	66,284	74,857	0.2%	(11.3)%
Operating lease liabilities	48,659	48,642	55,205	—%	(11.9)%
Accrued expenses and other liabilities	228,428	231,478	200,839	(1.3)%	13.7%
Deferred compensation	45,975	45,129	44,293	1.9%	3.8%
Total liabilities	14,017,700	13,987,273	14,376,999	0.2%	(2.5)%
SHAREHOLDERS’ EQUITY
Common stock	1,299,651	1,297,307	1,293,959	0.2%	0.4%
Retained earnings	642,175	616,215	525,242	4.2%	22.3%
Accumulated other comprehensive loss	(289,135)	(392,915)	(362,769)	(26.4)%	(20.3)%
Total shareholders’ equity	1,652,691	1,520,607	1,456,432	8.7%	13.5%
Total liabilities and shareholders’ equity	$15,670,391	$15,507,880	$15,833,431	1.0%	(1.0)%
Common Shares Issued:
Shares outstanding at end of period	34,348,369	34,345,949	34,194,018
Common shareholders’ equity per share (1)	$48.12	$44.27	$42.59
Common shareholders’ tangible equity per share (1) (2)	$37.09	$33.22	$31.41
Common shareholders’ tangible equity to tangible assets (2)	8.33%	7.54%	6.95%
Consolidated Tier 1 leverage capital ratio	10.56%	10.40%	9.45%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$915,897	$911,540	$845,320	0.5%	8.3%
Investment properties	1,541,344	1,530,087	1,589,975	0.7%	(3.1)%
Small balance CRE	1,178,500	1,169,828	1,200,251	0.7%	(1.8)%
Multifamily real estate	811,232	766,571	645,071	5.8%	25.8%
Construction, land and land development:
Commercial construction	170,011	168,061	184,876	1.2%	(8.0)%
Multifamily construction	503,993	453,129	325,816	11.2%	54.7%
One- to four-family construction	526,432	536,349	647,329	(1.8)%	(18.7)%
Land and land development	336,639	346,362	328,475	(2.8)%	2.5%
Commercial business:
Commercial business	1,255,734	1,263,747	1,283,407	(0.6)%	(2.2)%
Small business scored	1,022,154	1,000,714	947,092	2.1%	7.9%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	331,089	334,626	295,077	(1.1)%	12.2%
One- to four-family residential	1,518,046	1,438,694	1,173,112	5.5%	29.4%
Consumer:
Consumer—home equity revolving lines of credit	588,703	579,836	566,291	1.5%	4.0%
Consumer—other	110,681	111,873	114,632	(1.1)%	(3.4)%
Total loans receivable	$10,810,455	$10,611,417	$10,146,724	1.9%	6.5%
Loans 30 - 89 days past due and on accrual	$19,744	$6,108	$17,186
Total delinquent loans (including loans on non-accrual), net	$43,164	$28,312	$32,371
Total delinquent loans / Total loans receivable	0.40%	0.27%	0.32%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Dec 31, 2023		Sep 30, 2023	Dec 31, 2022	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$5,095,602	47.2%	$5,046,028	$4,777,546	1.0%	6.7%
California	2,670,923	24.7%	2,570,175	2,484,980	3.9%	7.5%
Oregon	1,974,001	18.3%	1,929,531	1,826,743	2.3%	8.1%
Idaho	610,064	5.6%	600,648	565,586	1.6%	7.9%
Utah	68,931	0.6%	57,711	75,967	19.4%	(9.3)%
Other	390,934	3.6%	407,324	415,902	(4.0)%	(6.0)%
Total loans receivable	$10,810,455	100.0%	$10,611,417	$10,146,724	1.9%	6.5%

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Commercial real estate	$76,277	$62,337	$117,787	$309,022	$418,635
Multifamily real estate	5,360	12,725	8,881	57,046	37,612
Construction and land	382,905	421,656	301,804	1,541,383	1,935,476
Commercial business	166,984	157,833	298,396	585,047	1,034,950
Agricultural business	15,058	17,466	24,314	84,072	89,655
One-to four-family residential	37,446	43,622	83,491	167,951	358,976
Consumer	57,427	70,043	102,502	300,913	545,254
Total loan originations (excluding loans held for sale)	$741,457	$785,682	$937,175	$3,045,434	$4,420,558

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Year Ended
CHANGE IN THE	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$146,960	$144,680	$135,918	$141,465	$132,099
Provision for credit losses – loans	3,821	2,943	6,043	11,097	8,158
Recoveries of loans previously charged off:
Commercial real estate	129	170	88	557	392
Construction and land	—	29	—	29	384
One- to four-family real estate	18	59	18	230	181
Commercial business	237	403	616	1,283	1,923
Agricultural business, including secured by farmland	16	19	91	146	475
Consumer	131	126	153	543	566
	531	806	966	2,788	3,921
Loans charged off:
Commercial real estate	—	—	—	—	(2)
Construction and land	(933)	—	—	(1,089)	(30)
One- to four-family real estate	(8)	—	—	(42)	—
Commercial business	(310)	(616)	(1,231)	(2,650)	(1,699)
Agricultural business, including secured by farmland	—	(564)	—	(564)	(42)
Consumer	(418)	(289)	(231)	(1,362)	(940)
	(1,669)	(1,469)	(1,462)	(5,707)	(2,713)
Net (charge-offs) recoveries	(1,138)	(663)	(496)	(2,919)	1,208
Balance, end of period	$149,643	$146,960	$141,465	$149,643	$141,465
Net (charge-offs) recoveries / Average loans receivable	(0.011)%	(0.006)%	(0.005)%	(0.028)%	0.013%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Commercial real estate	$44,384	$44,016	$44,086
Multifamily real estate	9,326	8,804	7,734
Construction and land	28,095	29,389	29,171
One- to four-family real estate	19,271	17,925	14,729
Commercial business	35,464	34,065	33,299
Agricultural business, including secured by farmland	3,865	3,718	3,475
Consumer	9,238	9,043	8,971
Total allowance for credit losses – loans	$149,643	$146,960	$141,465
Allowance for credit losses - loans / Total loans receivable	1.38%	1.38%	1.39%
Allowance for credit losses - loans / Non-performing loans	506%	560%	615%

	Quarters Ended			Year Ended
CHANGE IN THE	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$15,010	$14,664	$14,041	$14,721	$12,432
(Recapture) provision for credit losses - unfunded loan commitments	(526)	346	680	(237)	2,289
Balance, end of period	$14,484	$15,010	$14,721	$14,484	$14,721

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
NON-PERFORMING ASSETS
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,677	$1,365	$3,683
Construction and land	3,105	5,538	181
One- to four-family	5,702	5,480	5,236
Commercial business	9,002	5,289	9,886
Agricultural business, including secured by farmland	3,167	3,170	594
Consumer	3,204	3,378	2,126
	26,857	24,220	21,706
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Construction and land	1,138	—	—
One- to four-family	1,205	1,799	1,023
Commercial business	1	—	—
Consumer	401	245	264
	2,745	2,044	1,287
Total non-performing loans	29,602	26,264	22,993
REO	526	546	340
Other repossessed assets	—	—	17
Total non-performing assets	$30,128	$26,810	$23,350
Total non-performing assets to total assets	0.19%	0.17%	0.15%

LOANS BY CREDIT RISK RATING
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Pass	$10,671,281	$10,467,498	$10,000,493
Special Mention	13,732	19,394	9,081
Substandard	125,442	124,525	137,150
Total	$10,810,455	$10,611,417	$10,146,724

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,792,369	$5,197,854	$6,176,998	(7.8)%	(22.4)%
Interest-bearing checking	2,098,526	2,006,866	1,811,153	4.6%	15.9%
Regular savings accounts	2,980,530	2,751,453	2,710,090	8.3%	10.0%
Money market accounts	1,680,605	1,760,066	2,198,288	(4.5)%	(23.5)%
Total interest-bearing transaction and savings accounts	6,759,661	6,518,385	6,719,531	3.7%	0.6%
Total core deposits	11,552,030	11,716,239	12,896,529	(1.4)%	(10.4)%
Interest-bearing certificates	1,477,467	1,458,313	723,530	1.3%	104.2%
Total deposits	$13,029,497	$13,174,552	$13,620,059	(1.1)%	(4.3)%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Dec 31, 2023		Sep 30, 2023	Dec 31, 2022	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,247,392	55.6%	$7,241,341	$7,563,056	0.1%	(4.2)%
Oregon	2,852,677	21.9%	2,918,446	2,998,572	(2.3)%	(4.9)%
California	2,269,557	17.4%	2,342,345	2,331,524	(3.1)%	(2.7)%
Idaho	659,871	5.1%	672,420	726,907	(1.9)%	(9.2)%
Total deposits	$13,029,497	100.0%	$13,174,552	$13,620,059	(1.1)%	(4.3)%

INCLUDED IN TOTAL DEPOSITS
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Public non-interest-bearing accounts	$146,916	$169,058	$212,533
Public interest-bearing transaction & savings accounts	209,699	188,831	180,326
Public interest-bearing certificates	52,048	46,349	26,810
Total public deposits	$408,663	$404,238	$419,669
Collateralized public deposits	$305,306	$300,189	$304,244
Total brokered deposits	$108,058	$162,856	$—

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Number of deposit accounts	463,750	466,159	471,140
Average account balance per account	$29	$28	$29

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2023	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,904,533	14.58%	$1,045,181	8.00%	$1,306,476	10.00%
Tier 1 capital to risk-weighted assets	1,650,872	12.64%	783,886	6.00%	783,886	6.00%
Tier 1 leverage capital to average assets	1,650,872	10.56%	625,387	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,564,372	11.97%	587,914	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,789,371	13.69%	1,045,273	8.00%	1,306,592	10.00%
Tier 1 capital to risk-weighted assets	1,635,710	12.52%	783,955	6.00%	1,045,273	8.00%
Tier 1 leverage capital to average assets	1,635,710	10.46%	625,298	4.00%	781,622	5.00%
Common equity tier 1 capital to risk-weighted assets	1,635,710	12.52%	587,966	4.50%	849,285	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Dec 31, 2023			Sep 30, 2023			Dec 31, 2022
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$31,148	$447	5.69%	$56,697	$765	5.35%	$45,654	$527	4.58%
Mortgage loans	8,770,029	123,382	5.58%	8,596,705	118,285	5.46%	8,175,281	103,478	5.02%
Commercial/agricultural loans	1,818,198	30,420	6.64%	1,822,609	29,866	6.50%	1,742,517	24,727	5.63%
SBA PPP loans	3,871	27	2.77%	4,298	28	2.58%	9,347	224	9.51%
Consumer and other loans	138,049	2,237	6.43%	138,723	2,226	6.37%	140,801	2,125	5.99%
Total loans(1)	10,761,295	156,513	5.77%	10,619,032	151,170	5.65%	10,113,600	131,081	5.14%
Mortgage-backed securities	2,798,647	17,541	2.49%	2,863,345	17,834	2.47%	3,187,557	19,244	2.40%
Other securities	1,035,842	11,993	4.59%	1,071,389	12,128	4.49%	1,628,553	15,945	3.88%
Interest-bearing deposits with banks	45,286	506	4.43%	43,594	529	4.81%	245,538	2,126	3.44%
FHLB stock	15,326	215	5.57%	16,443	385	9.29%	10,773	76	2.80%
Total investment securities	3,895,101	30,255	3.08%	3,994,771	30,876	3.07%	5,072,421	37,391	2.92%
Total interest-earning assets	14,656,396	186,768	5.06%	14,613,803	182,046	4.94%	15,186,021	168,472	4.40%
Non-interest-earning assets	875,719			932,364			927,585
Total assets	$15,532,115			$15,546,167			$16,113,606
Deposits:
Interest-bearing checking accounts	$2,060,226	5,907	1.14%	$1,971,179	4,190	0.84%	$1,818,907	566	0.12%
Savings accounts	2,885,167	12,560	1.73%	2,659,890	8,400	1.25%	2,761,323	866	0.12%
Money market accounts	1,723,426	7,644	1.76%	1,793,953	6,639	1.47%	2,256,867	1,337	0.24%
Certificates of deposit	1,477,474	13,231	3.55%	1,412,542	11,772	3.31%	709,974	854	0.48%
Total interest-bearing deposits	8,146,293	39,342	1.92%	7,837,564	31,001	1.57%	7,547,071	3,623	0.19%
Non-interest-bearing deposits	5,036,523	—	—%	5,316,023	—	—%	6,402,297	—	—%
Total deposits	13,182,816	39,342	1.18%	13,153,587	31,001	0.94%	13,949,368	3,623	0.10%
Other interest-bearing liabilities:
FHLB advances	129,630	1,870	5.72%	161,087	2,233	5.50%	19,337	198	4.06%
Other borrowings	185,518	1,125	2.41%	194,659	1,099	2.24%	238,217	132	0.22%
Junior subordinated debentures and subordinated notes	182,678	2,992	6.50%	182,678	2,965	6.44%	189,178	2,534	5.31%
Total borrowings	497,826	5,987	4.77%	538,424	6,297	4.64%	446,732	2,864	2.54%
Total funding liabilities	13,680,642	45,329	1.31%	13,692,011	37,298	1.08%	14,396,100	6,487	0.18%
Other non-interest-bearing liabilities(2)	311,539			296,578			292,480
Total liabilities	13,992,181			13,988,589			14,688,580
Shareholders’ equity	1,539,934			1,557,578			1,425,026
Total liabilities and shareholders’ equity	$15,532,115			$15,546,167			$16,113,606
Net interest income/rate spread (tax equivalent)		$141,439	3.75%		$144,748	3.86%		$161,985	4.22%
Net interest margin (tax equivalent)			3.83%			3.93%			4.23%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,030)			(2,982)			(2,914)
Net interest income and margin, as reported		$138,409	3.75%		$141,766	3.85%		$159,071	4.16%
Additional Key Financial Ratios:
Return on average assets			1.09%			1.17%			1.34%
Return on average equity			10.98%			11.68%			15.14%
Average equity/average assets			9.91%			10.02%			8.84%
Average interest-earning assets/average interest-bearing liabilities			169.55%			174.47%			189.97%
Average interest-earning assets/average funding liabilities			107.13%			106.73%			105.49%
Non-interest income/average assets			0.36%			0.32%			0.32%
Non-interest expense/average assets			2.47%			2.45%			2.44%
Efficiency ratio(4)			63.37%			62.10%			57.52%
Adjusted efficiency ratio(5)			60.04%			59.00%			54.43%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.0 million, $1.9 million and $1.6 million for the quarters ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million, $1.1 million and $1.3 million for the quarters ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Year Ended
	Dec 31, 2023			Dec 31, 2022
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$49,106	$2,621	5.34%	$82,030	$2,973	3.62%
Mortgage loans	8,513,487	460,664	5.41%	7,731,195	364,499	4.71%
Commercial/agricultural loans	1,777,099	113,078	6.36%	1,617,191	77,309	4.78%
SBA PPP loans	5,042	172	3.41%	41,167	4,677	11.36%
Consumer and other loans	138,196	8,715	6.31%	123,667	7,332	5.93%
Total loans(1)	10,482,930	585,250	5.58%	9,595,250	456,790	4.76%
Mortgage-backed securities	2,927,650	72,927	2.49%	3,130,124	68,148	2.18%
Other securities	1,173,637	52,148	4.44%	1,625,250	48,278	2.97%
Interest-bearing deposits with banks	46,815	2,200	4.70%	969,952	9,633	0.99%
FHLB stock	17,903	847	4.73%	10,628	357	3.36%
Total investment securities	4,166,005	128,122	3.08%	5,735,954	126,416	2.20%
Total interest-earning assets	14,648,935	713,372	4.87%	15,331,204	583,206	3.80%
Non-interest-earning assets	917,018			1,169,271
Total assets	$15,565,953			$16,500,475
Deposits:
Interest-bearing checking accounts	$1,921,326	13,334	0.69%	$1,890,917	1,557	0.08%
Savings accounts	2,674,936	27,739	1.04%	2,810,264	2,053	0.07%
Money market accounts	1,908,983	24,089	1.26%	2,364,122	3,143	0.13%
Certificates of deposit	1,209,261	34,964	2.89%	764,255	3,371	0.44%
Total interest-bearing deposits	7,714,506	100,126	1.30%	7,829,558	10,124	0.13%
Non-interest-bearing deposits	5,436,953	—	—%	6,434,670	—	—%
Total deposits	13,151,459	100,126	0.76%	14,264,228	10,124	0.07%
Other interest-bearing liabilities:
FHLB advances	196,819	10,524	5.35%	15,285	489	3.20%
Other borrowings	199,291	3,376	1.69%	249,681	377	0.15%
Junior subordinated debentures and subordinated notes	185,883	11,541	6.21%	189,870	8,400	4.42%
Total borrowings	581,993	25,441	4.37%	454,836	9,266	2.04%
Total funding liabilities	13,733,452	125,567	0.91%	14,719,064	19,390	0.13%
Other non-interest-bearing liabilities(2)	295,098			253,983
Total liabilities	14,028,550			14,973,047
Shareholders’ equity	1,537,403			1,527,428
Total liabilities and shareholders’ equity	$15,565,953			$16,500,475
Net interest income/rate spread (tax equivalent)		$587,805	3.96%		$563,816	3.67%
Net interest margin (tax equivalent)			4.01%			3.68%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(11,800)			(10,637)
Net interest income and margin, as reported		$576,005	3.93%		$553,179	3.61%
Additional Key Financial Ratios:
Return on average assets			1.18%			1.18%
Return on average equity			11.94%			12.79%
Average equity/average assets			9.88%			9.26%
Average interest-earning assets/average interest-bearing liabilities			176.57%			185.06%
Average interest-earning assets/average funding liabilities			106.67%			104.16%
Non-interest income/average assets			0.29%			0.46%
Non-interest expense/average assets			2.46%			2.29%
Efficiency ratio(4)			61.66%			60.04%
Adjusted efficiency ratio(5)			57.89%			57.99%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $7.4 million and $5.9 million for the years ended December 31, 2023 and December 31, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $4.4 million and $4.8 million for the years ended December 31, 2023 and December 31, 2022, respectively.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net interest income (GAAP)	$138,409	$141,766	$159,071	$576,005	$553,179
Non-interest income (GAAP)	14,052	12,658	13,070	44,409	75,255
Total revenue (GAAP)	152,461	154,424	172,141	620,414	628,434
Exclude: Net loss on sale of securities	4,806	2,657	3,721	19,242	3,248
Net change in valuation of financial instruments carried at fair value	(139)	654	(157)	4,218	(807)
Gain on sale of branches	—	—	—	—	(7,804)
Adjusted revenue (non-GAAP)	$157,128	$157,735	$175,705	$643,874	$623,071

ADJUSTED EARNINGS	Quarters Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net income (GAAP)	$42,624	$45,854	$54,380	$183,624	$195,378
Exclude: Net loss on sale of securities	4,806	2,657	3,721	19,242	3,248
Net change in valuation of financial instruments carried at fair value	(139)	654	(157)	4,218	(807)
Gain on sale of branches	—	—	—	—	(7,804)
Banner Forward expenses (1)	—	996	838	1,334	5,293
Loss on extinguishment of debt	—	—	—	—	793
Related net tax benefit	(1,121)	(1,033)	(1,057)	(5,951)	(174)
Total adjusted earnings (non-GAAP)	$46,170	$49,128	$57,725	$202,467	$195,927

Diluted earnings per share (GAAP)	$1.24	$1.33	$1.58	$5.33	$5.67
Diluted adjusted earnings per share (non-GAAP)	$1.34	$1.43	$1.68	$5.88	$5.69
(1)Included in miscellaneous expenses in results of operations.

BANR - Fourth Quarter 2023 Results
January 18, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Year Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Non-interest expense (GAAP)	$96,621	$95,891	$99,013	$382,538	$377,295
Exclude: Banner Forward expenses (1)	—	(996)	(838)	(1,334)	(5,293)
CDI amortization	(858)	(857)	(1,215)	(3,756)	(5,279)
State/municipal tax expense	(1,372)	(1,359)	(1,304)	(5,260)	(4,693)
REO operations	(47)	383	(28)	538	104
Loss on extinguishment of debt	—	—	—	—	(793)
Adjusted non-interest expense (non-GAAP)	$94,344	$93,062	$95,628	$372,726	$361,341

Net interest income (GAAP)	$138,409	$141,766	$159,071	$576,005	$553,179
Non-interest income (GAAP)	14,052	12,658	13,070	44,409	75,255
Total revenue (GAAP)	152,461	154,424	172,141	620,414	628,434
Exclude: Net loss on sale of securities	4,806	2,657	3,721	19,242	3,248
Net change in valuation of financial instruments carried at fair value	(139)	654	(157)	4,218	(807)
Gain on sale of branches	—	—	—	—	(7,804)
Adjusted revenue (non-GAAP)	$157,128	$157,735	$175,705	$643,874	$623,071

Efficiency ratio (GAAP)	63.37%	62.10%	57.52%	61.66%	60.04%
Adjusted efficiency ratio (non-GAAP)	60.04%	59.00%	54.43%	57.89%	57.99%
(1)Included in miscellaneous expenses in results of operations.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
Shareholders’ equity (GAAP)	$1,652,691	$1,520,607	$1,456,432
Exclude goodwill and other intangible assets, net	378,805	379,663	382,561
Tangible common shareholders’ equity (non-GAAP)	$1,273,886	$1,140,944	$1,073,871

Total assets (GAAP)	$15,670,391	$15,507,880	$15,833,431
Exclude goodwill and other intangible assets, net	378,805	379,663	382,561
Total tangible assets (non-GAAP)	$15,291,586	$15,128,217	$15,450,870
Common shareholders’ equity to total assets (GAAP)	10.55%	9.81%	9.20%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.33%	7.54%	6.95%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,273,886	$1,140,944	$1,073,871
Common shares outstanding at end of period	34,348,369	34,345,949	34,194,018
Common shareholders’ equity (book value) per share (GAAP)	$48.12	$44.27	$42.59
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$37.09	$33.22	$31.41